Exhibit 10.1

WATTS WATER TECHNOLOGIES, INC.

$75,000,000
5.05% Senior Notes
Due June 18, 2020

NOTE PURCHASE AGREEMENT

Dated as of June 18, 2010

i

SCHEDULE A	--	Information Relating to Purchasers
SCHEDULE B	--	Defined Terms

SCHEDULE 4.9	--	Changes in Corporate Structure
SCHEDULE 5.3	--	Disclosure
SCHEDULE 5.4	--	Subsidiaries; Affiliates
SCHEDULE 5.5	--	Financial Statements
SCHEDULE 5.11	--	Licenses, Permits, etc.
SCHEDULE 5.15	--	Existing Debt
SCHEDULE 10.3	--	Liens

EXHIBIT 1	--	Form of Senior Note
EXHIBIT 4.4(a)(i)	--	Form of Opinion of Counsel for the Company and the Subsidiary Guarantors
EXHIBIT 4.4(a)(ii)	--	Form of Opinion of Kenneth R. Lepage, General Counsel of the Company
EXHIBIT 4.4(b)	--	Form of Opinion of Special Counsel for the Purchasers
EXHIBIT B-1	--	Form of Subsidiary Guaranty

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA  01845
(978) 688-1811
Fax:  (978) 794-1848

$75,000,000
5.05% Senior Notes, due June 18, 2020

Dated as of June 18, 2010

TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

WATTS WATER TECHNOLOGIES, INC., a Delaware corporation (the “Company”), agrees with you as follows:

1.	AUTHORIZATION OF NOTES.

The Company has authorized the issue and sale of $75,000,000 aggregate principal amount of its 5.05% Senior Notes due June 18, 2020 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement).  The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.  Subject to Section 22, the Notes will be guaranteed by each domestic Subsidiary that is now or in the future becomes a borrower under the Credit Agreement or a signatory to the Bank Guaranties (individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) pursuant to a guaranty substantially in the form of Exhibit B-1 (the “Subsidiary Guaranty”).

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Schedule A (the “Other Purchasers”), and you and the Other Purchasers will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your names in Schedule A at the purchase price of 100% of the principal amount thereof.  Your obligation hereunder and the obligations of the Other Purchasers are several and not joint obligations and you shall have no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022 at 9:00 a.m., New York time, at a closing (the “Closing”) on June 18, 2010 or on such other Business Day thereafter on or prior to June 18, 2010 as may be agreed upon by the Company and you and the Other Purchasers.  At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 9429 1585 49 at Bank of America, New York, New York, ABA No. 026-009-593.  If at the Closing the Company fails to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2.	Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

4.3.	Compliance Certificates.

(a)           Officer’s Certificate.  The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)           Secretary’s Certificate.  The Company and each Subsidiary Guarantor shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreement or the Subsidiary Guaranty, as the case may be.

4.4.	Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a)(i) from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company and the Subsidiary Guarantors, covering the matters set forth in Exhibit 4.4(a)(i) and (a)(ii) Kenneth R. Lepage, General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a)(ii) (and the Company instructs its counsel to deliver such opinions to you) and (b) from Bingham McCutchen LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5.	Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8.	Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes by Bingham McCutchen LLP.

4.9.	Changes in Corporate Structure.

Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Subsidiary Guaranty.

Each Subsidiary Guarantor shall have executed and delivered the Subsidiary Guaranty in favor of you and the Other Purchasers and you shall have received a copy of a fully executed counterpart thereof.

4.11.	Credit Agreement.

The issuance of the Notes and the execution, delivery and performance by the Company of this Agreement have been approved by the applicable lenders under the Credit Agreement, to the extent such approval is required under the Credit Agreement.

4.12.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1.	Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, as described in the Memorandum, to transact the business it transacts and proposes to transact as described in the Memorandum, in each case, except as would not reasonably be expected to result in a Material Adverse Effect, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.	Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The Subsidiary Guaranty has been duly authorized by all necessary corporate action on the part of each Subsidiary Guarantor and upon execution and delivery thereof will constitute the legal, valid and binding obligation of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

The Company, through its agent, J.P. Morgan Securities, Inc., has delivered to you and each Other Purchaser a copy of a Confidential Private Placement Memorandum, dated April, 2010, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K” and, together with the Confidential Private Placement Memorandum, the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2009, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum, the Form 10-K or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)           Schedule 5.4 contains (except as noted therein) complete and correct lists of:  (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, whether such Subsidiary is a Restricted Subsidiary and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable (to the extent that such concepts are legally applicable) and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)           Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except as would not reasonably be expected to have a Material Adverse Effect.

(d)           No Subsidiary is a party to, or otherwise subject to, any legal restriction or any Material agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate, partnership or comparable law, statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements.

The Company has delivered to you and each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority, including, without limitation, the USA Patriot Act, applicable to the Company or any Subsidiary.

The execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Subsidiary Guarantor under, any Material agreement, or corporate charter or by-laws, to which such Subsidiary Guarantor is bound or by which such Subsidiary Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Subsidiary Guarantor.

5.7.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required (and not obtained) in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, or the execution, delivery or performance by each Subsidiary Guarantor of the Subsidiary Guaranty.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a)           Except as disclosed under the caption “Business–Product Liability, Environmental and Other Litigation Matters” in the Form 10-K, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Except as disclosed under the caption “Business–Product Liability, Environmental and Other Litigation Matters” in the Form 10-K, neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Company and its consolidated Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for the filing of any tax returns of which the failure to file, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and except for the payment of any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a consolidated Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its consolidated Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.  The Federal income tax liabilities of the Company and its consolidated Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2006.

5.10.	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted under this Agreement), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.

5.11.	Licenses, Permits, etc.

Except as disclosed in Schedule 5.11,

(a)           the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b)           to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)           to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.	Compliance with ERISA.

(a)           The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The amount (determined under GAAP) by which the present value of the aggregate benefit liabilities under each of the Plans that is subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, exceeded the aggregate current value of the assets of such Plan allocable to such benefit liabilities is disclosed in the notes to financial statements accompanying the most recent audited financial statements of the Company listed on Schedule 5.5.  Subject to the provisions of the preceding sentence, the term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries would not reasonably be expected to result a Material Adverse Effect.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13.	Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes, the Subsidiary Guaranty or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you and the Other Purchasers and not more than five other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the execution and delivery of the Subsidiary Guaranty to the registration requirements of Section 5 of the Securities Act.

5.14.	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes to refinance or repay Debt of the Company and for general corporate purposes.  No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Debt; Future Liens.

(a)           Except as described therein, Schedule 5.15 sets forth a list of all outstanding Debt of the Company and its Subsidiaries as of December 31, 2009, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries.  Such list is complete and correct in all material respects.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect in the payment of any principal or interest on any Material Debt of the Company or such Subsidiary and no event or condition exists with respect to any Material Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

5.16.	Foreign Assets Control Regulations, Anti-Terrorism Order, etc.

(a)           Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) to the knowledge of the Company, the Anti-Terrorism Order.  Without limiting the foregoing, neither the Company nor any Subsidiary (A) is a blocked Person described in Section 1 of the Anti-Terrorism Order or (B) engages in any dealings or transactions, or is otherwise associated, with any such Person.

(b)           No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.17.	Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended by the ICC Termination Act, as amended, or the Federal Power Act, as amended.

5.18.	Environmental Matters.

Except as disclosed under the caption “Business, Product Liability, Environmental and Other Litigation Matters” in the Form 10-K, neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as disclosed in the Form 10-K, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control.  You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.  You represent that you are an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act.

6.2.	Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the amount of reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile, such percentage limitation being determined in accordance with PTE 95-60; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c), (f) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (d), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)           the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1.	Financial and Business Information

The Company will deliver to each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)           consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,

(ii)           consolidated statements of income of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii)           consolidated statements of cash flows of the Company and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.wattswater.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)           Annual Statements -- within 105 days after the end of each fiscal year of the Company, duplicate copies of,

(i)           consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)           Unrestricted Subsidiaries -- if, at the time of delivery of any financial statements pursuant to Section 7.1(a) or (b), Unrestricted Subsidiaries account for more than 10% of (i) the consolidated total assets of the Company and its Subsidiaries reflected in the balance sheet included in such financial statements or (ii) the consolidated revenues of the Company and its Subsidiaries reflected in the consolidated statement of income included in such financial statements, an unaudited combined balance sheet for all Unrestricted Subsidiaries taken as whole as at the end of the fiscal period included in such financial statements and the related unaudited combined statements of income, stockholders’ equity and cash flows for such Unrestricted Subsidiaries for such period, together with consolidating statements reflecting all eliminations or adjustments necessary to reconcile such group financial statements to the consolidated financial statements of the Company and its Subsidiaries shall be delivered together with the financial statements required pursuant to Sections 7.1(a) and (b);

(d)           SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement other than registration statements on Form S-8 (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material;

(e)           Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(f)           ERISA Matters -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)           any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(g)           Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

(h)           Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or (b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a)           Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Inspection.

The Company will permit the representatives of each holder of Notes that is an Institutional Investor:

(a)           No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, no more than once per year, (i) to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (provided that if such accountants fail to discuss such matters with such representatives, no Default shall arise therefrom), and (with the consent of the Company, which consent will not be unreasonably withheld) (ii) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times as may be reasonably requested in writing; and

(b)           Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PREPAYMENT OF THE NOTES.

8.1.	No Scheduled Prepayments.

No regularly scheduled prepayments are due on the Notes prior to their stated maturity.

8.2.	Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, Notes in an amount not less than $1,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.	Allocation of Partial Prepayments.

In the case of each partial prepayment of Notes pursuant to this Section 8, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.	Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6.	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as the “PX1 Screen” on the

Bloomberg Financial Market Service (or such other display as may replace the PX1 Screen on Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

The Company will, and will cause each Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

The Company will and will cause each Restricted Subsidiary to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Company will, and will cause each Subsidiary to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, etc.

Subject to Section 10.5, the Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1.	Fixed Charge Coverage Ratio.

The Company will not permit the ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges (in each case for the Company’s then most recently completed four fiscal quarters) to be less than 2.00 to 1.00 at any time.

10.2.	Priority Debt.

The Company will not permit Priority Debt to exceed 20% of Consolidated Total Assets at any time.

10.3.	Liens.

The Company will not, and will not permit any Restricted Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement or agreements reasonably satisfactory to the Required Holders), except:

(a)           Liens for taxes, assessments or governmental charges not then due and delinquent or the nonpayment of which is permitted by Section 9.4;

(b)           Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(c)           any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

(d)           Liens securing Debt of a Restricted Subsidiary owed to the Company or to another Restricted Subsidiary;

(e)           Liens securing Debt existing on property or assets of the Company or any Restricted Subsidiary as of the date of this Agreement that are described in Schedule 10.3;

(f)           encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use of the property or assets subject thereto by the Company or such Restricted Subsidiary in their business or which relate only to assets that in the aggregate are not Material;

(g)           Liens (i) existing on property at the time of its acquisition by the Company or a Restricted Subsidiary and not created in contemplation thereof, whether or not the Debt secured by such Lien is assumed by the Company or a Restricted Subsidiary; or (ii) on property created contemporaneously with its acquisition or within 365 days of the acquisition or completion of construction or improvements thereof to secure or provide for all or a portion of the purchase price or cost of construction or improvements of such property after the date of Closing; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Restricted Subsidiary of, or substantially all of its assets are acquired by, the Company or a Restricted Subsidiary and not created in contemplation thereof; provided that such Liens do not extend to additional property of the Company or any Restricted Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property) and that the aggregate principal amount of Debt secured by each such Lien does not exceed the lesser of cost of acquisition or construction or the fair market value (determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company) of the property subject thereto;

(h)           Liens on accounts receivable and related contract rights granted in favor of purchasers or providers of financing in connection with Receivables Securitization Financings;

(i)           Liens securing Debt resulting from extensions, renewals or replacements of Liens permitted by paragraphs (e) and (g), provided that (i) there is no increase in the principal amount or decrease in maturity of the Debt secured thereby at the time of such extension, renewal or replacement, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist; and

(j)           Liens securing Debt not otherwise permitted by paragraphs (a) through (i) above, provided that, after giving effect to the incurrence of the Debt so secured, Priority Debt does not exceed 20% of Consolidated Total Assets, provided that, notwithstanding anything contained in this Section 10.3(j), the Company shall not, and shall not permit any domestic Subsidiary to, create or permit to exist any Lien on any of its respective properties securing Debt outstanding or issued under any Credit Agreement unless and until the Debt evidenced by the Notes shall be secured equally and ratably with such Debt pursuant to an agreement or agreements reasonably acceptable to the Required Holders.

10.4.	Sale of Assets.

Except as permitted by Section 10.5, the Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of Restricted Subsidiaries, in one or a series of transactions, to any Person, other than:

(a)           Dispositions in the ordinary course of business;

(b)           Dispositions by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or a Restricted Subsidiary; or

(c)           Dispositions not otherwise permitted by Section 10.4(a) or (b), provided that:

(i)           each such Disposition is made in an arms length transaction for a consideration at least equal to the fair market value of the property subject thereto;

(ii)           the sum of (A) the aggregate net book value of all assets disposed of in any period of 365 consecutive days pursuant to this Section 10.4(c) and (B) the maximum amount of third-party financing outstanding during such period pursuant to Section 10.4(d)(i) does not exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; and

(iii)           at the time of such Disposition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

(d)           Dispositions of receivables and related assets in a Receivables Securitization Financing, provided that the sum of (i) the maximum outstanding amount of third-party financing with respect to such Receivables Securitization Financing during any period of 365 days and (ii) the aggregate net book value of all assets disposed of during such period pursuant to Section 10.4(c)(ii) does not exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year.

Notwithstanding the foregoing, the Company may, or may permit any Restricted Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitations and computations contained in Section 10.4(c)(ii) and Section 10.4(d) to the extent that each such Disposition is for a consideration at least equal to the fair market value of the property subject thereto, and

(A)           such assets are leased back by the Company or any Restricted Subsidiary, as lessee, within 365 days of the original acquisition or construction thereof by the Company or such Restricted Subsidiary; or

(B)           the net proceeds from such Disposition are within 365 days of such Disposition:

(ii)           reinvested in productive assets used or useful in, or otherwise reinvested in, carrying on the business of the Company and its Restricted Subsidiaries; or

(iii)           applied to the payment or prepayment of any outstanding Debt of the Company or any Restricted Subsidiary that is pari passu with or senior to the Notes, including the Notes.

Any prepayment of Notes pursuant to this Section 10.4 shall be in accordance with Sections 8.2 and 8.3, without regard to the minimum prepayment requirements of Section 8.2 if such proceeds are less than such minimum.

10.5.	Mergers, Consolidations, etc.

The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:

(a)           the Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:

(i)           the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, is a solvent corporation organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation (y) shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (z) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(ii)           immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(b)           Any Restricted Subsidiary may (x) merge into the Company (provided that the Company is the surviving corporation) or a Restricted Subsidiary or (y) sell, transfer or lease all or any part of its assets to the Company or a Restricted Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 10.4 or, as a result of which, such Person becomes a Restricted Subsidiary; provided in each instance set forth in clauses (x) through (z) that immediately before and after giving effect thereto, there shall exist no Default or Event of Default.

No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.5 from its liability under this Agreement or the Notes.

10.6.	Designation of Restricted and Unrestricted Subsidiaries.

The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary by notice in writing given to the holders of the Notes; provided that,

(a)           if such Subsidiary initially is designated a Restricted Subsidiary, then such Restricted Subsidiary may be subsequently designated as an Unrestricted Subsidiary and such Unrestricted Subsidiary may be subsequently designated as a Restricted Subsidiary, but no further changes in designation may be made;

(b)           if such Subsidiary initially is designated an Unrestricted Subsidiary, then such Unrestricted Subsidiary may be subsequently designated as a Restricted Subsidiary and such Restricted Subsidiary may be subsequently designated as an Unrestricted Subsidiary, but no further changes in designation may be made; and

(c)           the Company may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless:  (i) such Restricted Subsidiary does not own, directly or indirectly, any Debt or capital stock of the Company or any other Restricted Subsidiary, (ii) such designation, considered as a sale of assets, is permitted under Section 10.4(c)(ii), and (iii) immediately before and after such designation there exists no Default or Event of Default.

10.7.	Subsidiary Guaranty.

The Company will not permit any domestic Subsidiary to become a borrower under the Credit Agreement or a party to the Bank Guaranties or to directly or indirectly guaranty any of the Company’s obligations under the Credit Agreement unless such Subsidiary is, or concurrently therewith becomes, a party to the Subsidiary Guaranty.

10.8.	Nature of Business.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

10.9.	Transactions with Affiliates.

The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except in the ordinary course of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.10.	Terrorism Sanctions Regulations.

The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (b) engage in any dealings or transactions with any such Person.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Make-Whole Amount on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.9; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note; or

(e)           any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement, the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)           (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount greater than $30,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt that is outstanding in an aggregate principal amount greater than $30,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount greater than $30,000,000, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Debt; or

(g)           the Company or any Material Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Restricted Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Restricted Subsidiary, or any such petition shall be filed against the Company or any Material Restricted Subsidiary and such petition shall not be dismissed within 60 days; or

(i)           a final judgment or judgments for the payment of money aggregating more than $30,000,000 are rendered against one or more of the Company and its Restricted Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)           if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall be greater than the ERISA Underfunding Limit then in effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (v) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Restricted Subsidiary thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(k)           any Subsidiary Guarantor defaults in the performance of or compliance with any term or condition contained in the Subsidiary Guaranty or the Subsidiary Guaranty ceases to be in full force and effect, except as provided in Section 22, or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by the Company or any Subsidiary Guarantor or any of them renounces any of the same or denies that it has any or further liability thereunder.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a)           If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, holders of a majority in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) any applicable Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of a majority in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and any Make-Whole Amount on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and any Make-Whole Amount and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Investor holder of a Note with a minimum net worth of at least $100,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Chicago, Illinois at the principal office of Bank of America in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.	Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the Subsidiary Guaranty (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Subsidiary Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the Subsidiary Guaranty, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.  The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2.	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement, the Notes and the Subsidiary Guaranty may be amended, and the observance of any term hereof or of the Notes or such Subsidiary Guaranty may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of the provisions of any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.	Solicitation of Holders of Notes.

(a)           Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)           if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)           if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Executive Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available.  You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any federal or state regulatory authority having jurisdiction over you, (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.  Without limitation of the foregoing, each Holder and any transferee agrees that it will not trade any securities (other than the Notes) of the Company based on any material non-public information it receives in connection with this Agreement and the Notes.

21.	SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.	RELEASE OF SUBSIDIARY GUARANTOR.

You and each subsequent holder of a Note agree to release any Subsidiary Guarantor from the Subsidiary Guaranty (i) if such Subsidiary Guarantor ceases to be such as a result of a Disposition permitted by Section 10.4 or 10.5, or (ii) at such time as the banks party to the Credit Agreement release such Subsidiary as a borrower under the Credit Agreement and/or as a guarantor under the Bank Guaranties; provided, however, that you and each subsequent holder will not be required to release a Subsidiary Guarantor from the Subsidiary Guaranty upon such Subsidiary’s release from the Bank Guaranties if (A) a Default or Event of Default has occurred and is continuing, (B) such Subsidiary Guarantor is to become a borrower under the Credit Agreement, or (C) such release is part of a plan of financing that contemplates such Subsidiary Guarantor guaranteeing any other Debt of the Company.  Such Subsidiary Guarantor shall automatically be released from the Subsidiary Guaranty upon the delivery to the holders of the Notes of a certificate from a Senior Financial Officer stating that the requirements of this Section 22 have been met.  If any fee or other form of consideration is given to any holder of Debt of the Company expressly for the purpose of such release, holders of the Notes shall receive equivalent consideration.

23.	MISCELLANEOUS.

23.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

23.3.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.	Construction.

(a)           Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)           All accounting terms which are not expressly defined in this Agreement have the meanings ascribed to them in GAAP.  Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and the Required Holders or the Company shall so request, the Required Holders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Required Holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  For purposes of determining compliance with the financial covenants, or the determination of financial terms, contained in this Agreement, any election by the Company to measure an item of Debt using fair value (as permitted by “the Fair Value Measurement and Disclosure topic of the Financial Standards Board Standards Codification (Topic 820)” or any similar accounting standard) shall be disregarded and such determination shall be made instead using the par value of such Debt.

23.5.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth of Massachusetts excluding choice-of-law principles of the law of such Commonwealth that would require the application of the laws of a jurisdiction other than such Commonwealth.

*  *  *  *  *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

WATTS WATER TECHNOLOGIES, INC.

By:	/s/ William C. McCartney
Name:	William C. McCartney
Title:	Chief Financial Officer

[Signature Page to Note Purchase Agreement - Watts Water Technologies, Inc.]

The foregoing is agreed
to as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY

GENERAL AMERICAN LIFE INSURANCE COMPANY
by Metropolitan Life Insurance Company, its Investment Manager

METLIFE INSURANCE COMPANY OF CONNECTICUT
by Metropolitan Life Insurance Company, its Investment Manager

By:	/s/ Judith A Gulotta
Name:	Judith A. Gulotta
Title:	Managing Director

EMPLOYERS REASSURANCE COMPANY
By: MetLife Investment Advisors Company, LLC, its investment adviser

By:	/s/ Judith A Gulotta
Name:	Judith A. Gulotta
Title:	Managing Director

[Signature Page to Note Purchase Agreement - Watts Water Technologies, Inc.]

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:	CIGNA Investments, Inc. (authorized agent)

	By:	/s/ Lori E. Hopkins
	Name:	Lori E. Hopkins
	Title:	Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	CIGNA Investments, Inc. (authorized agent)

	By:	/s/ Lori E. Hopkins
	Name:	Lori E. Hopkins
	Title:	Managing Director

[Signature Page to Note Purchase Agreement - Watts Water Technologies, Inc.]

AMERICAN UNITED LIFE INSURANCE COMPANY

By:	/s/ Kent Adams
Name:	Kent Adams
Title:	V.P. Investments

THE STATE LIFE INSURANCE COMPANY
By:	American United Life Insurance Company, Its Agent

	By:	/s/ Kent Adams
	Name:	Kent Adams
	Title:	V.P. Investments

ASSURITY LIFE INSURANCE COMPANY

By:	/s/ Victor Weber
Name:	Victor Weber
Title:	Senior Director - Investments

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Purchaser Name	METROPOLITAN LIFE INSURANCE COMPANY
Name in which to register Notes	METROPOLITAN LIFE INSURANCE COMPANY
Note registration number(s); principal amount(s)	R-1; $37,000,000
Payment on account of Note Method Account information	Federal Funds Wire Transfer JPMorgan Chase Bank ABA # 021000021 Account #: 002-2-410591 Account Name: Metropolitan Life Insurance Company Re: (see “Accompanying Information” below)
Accompanying information
Name of Issuer:        WATTS WATER TECHNOLOGIES, INC.

Description of
Security:        5.05% Senior Notes due June 18, 2020

PPN:        942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for All Notices

Metropolitan Life Insurance Company
10 Park Avenue
P.O. Box 1902
Morristown, NJ  07962-1902
Attn: Director, Investments, Private Placements
Fax: 973-355-4250

With a copy (other than with respect to deliveries of financial statements) to:

Metropolitan Life Insurance Company
10 Park Avenue
P.O. Box 1902
Morristown, NJ 07962-1902
Attn: Chief Counsel, Securities Investments (PRIV)
Email: sec_invest_law@metlife.com

Instructions re Delivery of Notes	Metropolitan Life Insurance Company 10 Park Avenue Morristown, NJ 07962 Attn: Daniel Scudder, Esq. Securities Investments, Law Department
Tax identification number	13-5581829

Schedule A - 1

Purchaser Name	GENERAL AMERICAN LIFE INSURANCE COMPANY
Name in which to register Notes	GENERAL AMERICAN LIFE INSURANCE COMPANY
Note registration number(s); principal amount(s)	R-2; $13,000,000
Payment on account of Note Method Account information	Federal Funds Wire Transfer JPMorgan Chase Bank ABA # 021000021 Account #: 323-8-90946 Account Name: General American Life Insurance Company Re: (see “Accompanying Information” below)
Accompanying information
Name of Issuer:           WATTS WATER TECHNOLOGIES, INC.

Description of
Security:           5.05% Senior Notes due June 18, 2020

PPN:           942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for All Notices

General American Life Insurance Company
c/o Metropolitan Life Insurance Company
10 Park Avenue
P.O. Box 1902
Morristown, NJ  07962-1902
Attn: Director, Investments, Private Placements
Fax: 973-355-4250

With a copy (other than with respect to deliveries of financial statements) to:

General American Life Insurance Company
c/o Metropolitan Life Insurance Company
10 Park Avenue
P.O. Box 1902
Morristown, NJ 07962-1902
Attn: Chief Counsel, Securities Investments (PRIV)
Email: sec_invest_law@metlife.com

Instructions re Delivery of Notes	General American Life Insurance Company c/o Metropolitan Life Insurance Company 10 Park Avenue Morristown, NJ 07962 Attn: Daniel Scudder, Esq. Securities Investments, Law Department
Tax identification number	43-0285930

Schedule A - 2

Purchaser Name	METLIFE INSURANCE COMPANY OF CONNECTICUT
Name in which to register Notes	METLIFE INSURANCE COMPANY OF CONNECTICUT
Note registration number(s); principal amount(s)	R-3; $5,000,000
Payment on account of Note Method Account information	Federal Funds Wire Transfer JPMorgan Chase Bank ABA # 021000021 Account #: 910-2-587434 Account Name: MetLife Insurance Company of Connecticut Re: (see “Accompanying Information” below)
Accompanying information
Name of Issuer:           WATTS WATER TECHNOLOGIES, INC.

Description of
Security:           5.05% Senior Notes due June 18, 2020

PPN:           942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for All Notices

MetLife Insurance Company of Connecticut
c/o Metropolitan Life Insurance Company
10 Park Avenue
P.O. Box 1902
Morristown, NJ  07962-1902
Attn: Director, Investments, Private Placements
Fax: 973-355-4250

With a copy (other than with respect to deliveries of financial statements) to:

MetLife Insurance Company of Connecticut
c/o Metropolitan Life Insurance Company
10 Park Avenue
P.O. Box 1902
Morristown, NJ 07962-1902
Attn: Chief Counsel, Securities Investments (PRIV)
Email: sec_invest_law@metlife.com

Instructions re Delivery of Notes	MetLife Insurance Company of Connecticut c/o Metropolitan Life Insurance Company 10 Park Avenue Morristown, NJ 07962 Attn: Daniel Scudder, Esq. Securities Investments, Law Department
Tax identification number	06-0566090

Schedule A - 3

Purchaser Name	EMPLOYERS REASSURANCE COMPANY
Name in which to register Notes	EMPLOYERS REASSURANCE COMPANY
Note registration number(s); principal amount(s)	R-4; $5,000,000
Payment on account of Note Method Account information

Federal Funds Wire Transfer

JPMorgan Chase Bank
ABA # 021000021
Account #: G10190/57760-Global
Account Name: Employers Reassurance Company

Re:           Fixed Income Fund Private Placement and “Accompanying Information” below

Accompanying information
Name of Issuer:           WATTS WATER TECHNOLOGIES, INC.

Description of
Security:           5.05% Senior Notes due June 18, 2020

PPN:           942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for All Notices

Employers Reassurance Company
c/o MetLife Investment Advisors Company LLC
10 Park Avenue
P.O. Box 1902
Morristown, NJ  07962-1902
Attn: Director, Investments, Private Placements
Fax: 973-355-4250

With a copy (other than with respect to deliveries of financial statements) to:

Employers Reassurance Company
c/o MetLife Investment Advisors Company LLC
10 Park Avenue
P.O. Box 1902
Morristown, NJ 07962-1902
Attn: Chief Counsel, Securities Investments (PRIV)
Email: sec_invest_law@metlife.com

Instructions re Delivery of Notes	JPMorgan Chase Bank, N.A. 4 New York Plaza New York, NY 10004 Attention: Brian Cavanaugh Tel: 212-623-2721
Tax identification number	48-1024691

Schedule A - 4

Purchaser Name	CONNECTICUT GENERAL LIFE INSURANCE COMPANY
Name in which to register Notes	CIG & CO.
Note registration number(s); principal amount(s)	R-5; $4,000,000 R-6; $1,000,000
Payment on account of Note Method Account information	Federal Funds Wire Transfer JPMorgan Chase Bank BNF=CIGNA Private Placements/AC=9009001802 ABA# 021000021 OBI= “Accompanying Information” below
Accompanying information
Name of Issuer:           WATTS WATER TECHNOLOGIES, INC.

Description of
Security:            5.05% Senior Notes due June 18, 2020

PPN:           942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments

CIG & Co.
c/o CIGNA Investments, Inc.
Attn: Fixed Income Securities
Wilde Building, A5PRI
900 Cottage Grove Rd.
Bloomfield, CT  06002
Fax: 860-226-8400

With a copy to:
J.P. Morgan Chase Bank
14201 Dallas Parkway, 12th Floor
Dallas, TX  75254-2916
Attn: Rudy Paredes, Mail Code TX1-J222
Tel: 469-477-1960
Fax: 469-477-1904

Address / Fax # for all other notices	CIG & Co. c/o CIGNA Investments, Inc. Attn: Fixed Income Securities Wilde Building, A5PRI 900 Cottage Grove Rd. Bloomfield, CT 06002 Fax: 860-226-8400
Instructions re Delivery of Notes	JPMorgan Chase Bank 4 New York Plaza New York, NY 10004 Attn: Brian Cavanaugh Together with Transmittal to Securities Custodian Letter
Tax identification number	13-3574027

Schedule A - 5

Purchaser Name	LIFE INSURANCE COMPANY OF NORTH AMERICA
Name in which to register Notes	CIG & CO.
Note registration number(s); principal amount(s)	R-7; $3,000,000
Payment on account of Note Method Account information	Federal Funds Wire Transfer JPMorgan Chase Bank BNF=CIGNA Private Placements/AC=9009001802 ABA# 021000021 OBI= “Accompanying Information” below
Accompanying information
Name of Issuer:          WATTS WATER TECHNOLOGIES, INC.

Description of
Security:           5.05% Senior Notes due June 18, 2020

PPN:           942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments

CIG & Co.
c/o CIGNA Investments, Inc.
Attn: Fixed Income Securities
Wilde Building, A5PRI
900 Cottage Grove Rd.
Bloomfield, CT  06002
Fax: 860-226-8400

With a copy to:
J.P. Morgan Chase Bank
14201 Dallas Parkway, 12th Floor
Dallas, TX  75254-2916
Attn: Rudy Paredes, Mail Code TX1-J222
Tel: 469-477-1960
Fax: 469-477-1904

Address / Fax # for all other notices	CIG & Co. c/o CIGNA Investments, Inc. Attn: Fixed Income Securities Wilde Building, A5PRI 900 Cottage Grove Rd. Bloomfield, CT 06002 Fax: 860-226-8400
Instructions re Delivery of Notes	JPMorgan Chase Bank 4 New York Plaza New York, NY 10004 Attn: Brian Cavanaugh Together with Transmittal to Securities Custodian Letter
Tax identification number	13-3574027

Schedule A - 6

Purchaser Name	AMERICAN UNITED LIFE INSURANCE COMPANY
Name in which to register Notes	AMERICAN UNITED LIFE INSURANCE COMPANY
Note registration number(s); principal amount(s)	R-8; $4,000,000
Payment on account of Note Method Account information	Federal Funds Wire Transfer Bank of New York ABA # 021000018 Credit A/C#: GLA111566 Account Name: American United Life Insurance Co. Account #: 186683 Re: (see “Accompanying Information” below)
Accompanying information
Name of Issuer:           WATTS WATER TECHNOLOGIES, INC.

Description of
Security:           5.05% Senior Notes due June 18, 2020

PPN:           942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for All Notices	American United Life Insurance Company One American Square P.O. Box 368 Indianapolis, IN 46206 Attn: Michael Bullock, Securities Department
Instructions re Delivery of Notes	The Bank of New York One Wall Street, 3rd Floor New York, NY 10286 Attn: Anthony Saviano/Window A Re: American United Life, Account # 186683
Tax identification number	35-0145825

Schedule A - 7

Purchaser Name	THE STATE LIFE INSURANCE COMPANY
Name in which to register Notes	THE STATE LIFE INSURANCE COMPANY
Note registration number(s); principal amount(s)	R-9; $1,000,000
Payment on account of Note Method Account information	Federal Funds Wire Transfer Bank of New York ABA # 021000018 Credit A/C#: GLA111566 Account Name: The State Life Insurance Co. Account #: 343761 Re: (see “Accompanying Information” below)
Accompanying information
Name of Issuer:            WATTS WATER TECHNOLOGIES, INC.

Description of
Security:            5.05% Senior Notes due June 18, 2020

PPN:           942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for All Notices	The State Life Insurance Company c/o American United Life Insurance Company One American Square P.O. Box 368 Indianapolis, IN 46206 Attn: Michael Bullock, Securities Department
Instructions re Delivery of Notes	The Bank of New York One Wall Street, 3rd Floor New York, NY 10286 Attn: Anthony Saviano/Window A Re: The State Life Insurance Co. c/o American United Life, Account # 343761
Tax identification number	35-0684263

Schedule A - 8

Purchaser Name	ASSURITY LIFE INSURANCE COMPANY
Name in which to register Notes	ASSURITY LIFE INSURANCE COMPANY
Note registration number(s); principal amount(s)	R-10; $2,000,000
Payment on account of Note Method Account information

Federal Funds Wire Transfer

US Bank National Association
13th & M Streets
Lincoln, NE  68508
ABA # 104000029
Account of: Assurity Life Insurance Company
Account #: 1-494-0092-9092

Re:           (see “Accompanying Information” below)

Accompanying information
Name of Issuer:            WATTS WATER TECHNOLOGIES, INC.

Description of
Security:            5.05% Senior Notes due June 18, 2020

PPN:           942749 B*2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments	Assurity Life Insurance Company 1526 K Street Lincoln, NE 68508 Attn: Investment Division Fax: 402-458-2170
Address / Fax # for all other notices	Assurity Life Insurance Company 1526 K Street P.O. Box 82533 Lincoln, NE 68501-2533 Contact: Victor Weber, Senior Director - Investments Tel: 402-437-3682 Fax: 402-458-2170 Email: vweber@assurity.com
Instructions re Delivery of Notes	Assurity Life Insurance Company 1526 K Street Lincoln, NE 68508 Attn: Victor Weber
Tax identification number	38-1843471

Schedule A - 9

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.  Notwithstanding anything in the foregoing to the contrary, a Person that (i) would be an Affiliate of the Company solely by virtue of its ownership of voting or equity interests of the Company and (ii) is eligible pursuant to Rule 13d-1(b) under the Exchange Act to file a statement with the Securities and Exchange Commission on Schedule 13G, shall not be deemed to be an Affiliate.

“Anti-Terrorism Order” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Bank Guaranties” means the Guaranties of domestic Subsidiaries of Debt outstanding under the Credit Agreement, as such Guaranties or agreements may be amended, restated or otherwise modified, and any successors thereto.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois, Boston, Massachusetts or New York City are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Watts Water Technologies, Inc., a Delaware corporation.

Schedule B - 1

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (i) Consolidated Interest Expense, (ii) federal, state, local and foreign income, franchise, value added and similar taxes, and (iii) depreciation and amortization expense.

“Consolidated Fixed Charges” means, for any period, the sum of (i) Consolidated Interest Expense for such period and (ii) Consolidated Rentals for such period under all leases other than Capital Leases.

“Consolidated Income Available for Fixed Charges” means, for any period, the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Rentals for such period under all leases other than Capital Leases.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Restricted Subsidiaries for such period (including, without duplication, income attributed to minority interests) determined on a consolidated basis in accordance with GAAP, but in any event excluding extraordinary or nonrecurring gains or losses.

“Consolidated Rentals” means, for any period, the rental expense of the Company and its Restricted Subsidiaries for such period under all leases, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the Credit Agreement dated as of April 27, 2006 among the Company, certain subsidiaries of the Company, the Lenders (as defined therein) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as such agreement may be hereafter amended, restated, supplemented, increased or reduced from time to time, and any successor credit agreement or similar facility.

“Debt” with respect to any Person means, at any time, without duplication,

(a)           its liabilities for borrowed money;

(b)           its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

Schedule B - 2

(c)           all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Bank of America in Chicago, Illinois as its “base” or “prime” rate.

“Disposition” is defined in Section 10.4.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“ERISA Underfunding Limit” means, at any time, (a) $40,000,000 if such time is on or before June 18, 2015 or (b) $50,000,000 if such time is after June 18, 2015.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form 10-K” is defined in Section 5.3.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

Schedule B - 3

“Governmental Authority” means

(a)           the government of

(i)           the United States of America or any State or other political subdivision thereof, or

(ii)           any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such Debt or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such Debt, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt of the ability of any other Person to make payment of the Debt; or

(d)           otherwise to assure the owner of such Debt against loss in respect thereof.

In any computation of the Debt of the obligor under any Guaranty, the Debt that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“INHAM Exemption” is defined in Section 6.2(e).

Schedule B - 4

“Institutional Investor” means (a) any original purchaser of a Note, (b)  any holder of more than $2,000,000 in aggregate principal amount of the Notes at the time outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the ability of any Material Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“Material Restricted Subsidiary” means, at any time, any Subsidiary Guarantor or any Restricted Subsidiary that would at such time account for more than 5% of (i) Consolidated Total Assets as of the end of the most recently completed fiscal quarter or (ii) consolidated revenue of the Company and its Restricted Subsidiaries for the four fiscal quarters ending as of the end of the most recently completed fiscal quarter.

“Material Subsidiary Guarantor” means, at any time, any Subsidiary Guarantor that would at such time account for more than 5% of (i) Consolidated Total Assets as of the end of the most recently completed fiscal quarter or (ii) consolidated revenue of the Company and its Restricted Subsidiaries for the four fiscal quarters ending as of the end of the most recently completed fiscal quarter.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Purchasers” is defined in Section 2.

Schedule B - 5

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) outstanding unsecured Debt of Restricted Subsidiaries that are not Subsidiary Guarantors other than (i) Debt owed to the Company or another Restricted Subsidiary and (ii) unsecured Debt of a Person outstanding at the time it becomes a Restricted Subsidiary, provided that (A) such Person is not an Unrestricted Subsidiary and (B) such Debt was not incurred in contemplation of such Person becoming a Restricted Subsidiary, and (b) Debt of the Company and its Restricted Subsidiaries secured by Liens not otherwise permitted by the introductory clause of Section 10.3 and Sections 10.3 (a) through (i).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” means each purchaser listed in Schedule A.

“QPAM Exemption” is defined in Section 6.2(d).

“Receivables Securitization Financing”  means a transaction or group of transactions typically referred to as a securitization in which a Person sells, directly or indirectly through another Person, its accounts receivable on a limited recourse basis in a transaction treated as a legal true sale to a special purpose bankruptcy remote entity that obtains debt financing or sells interests in such receivables to finance the purchase price.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means any Subsidiary (a) of which at least a majority of the voting securities are owned by the Company and/or one or more Restricted Subsidiaries and (b) that the Company has not designated an Unrestricted Subsidiary by notice in writing given to the holders of the Notes pursuant to Section 10.6.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

Schedule B - 6

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Source” is defined in Section 6.2.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” is defined in Section 1.

“Subsidiary Guaranty” is defined in Section 1.

“this Agreement” or “the Agreement” is defined in Section 17.3.

“Unrestricted Subsidiary” means any Subsidiary of the Company that has been so designated by notice in writing given to the holders of the Notes.

“USA Patriot Act” means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended from time to time.

Schedule B - 7

SCHEDULE 4.9

CHANGES IN CORPORATE STRUCTURE

None

Schedule 4.9

SCHEDULE 5.3

DISCLOSURE

None

Schedule 5.3

SCHEDULE 5.4

SUBSIDIARIES AND AFFILIATES

(a)(i) Subsidiaries

North America

Name of Subsidiary	Jurisdiction of Organization	Direct Parent(s)	Percentage Ownership
Watts Regulator Co.	MA	Watts Water Technologies, Inc.	100%
Watts Drainage Products, Inc.	DE	Watts Regulator Co.	100%
Webster Valve, Inc.	NH	Watts Regulator Co.	100%
Watts Radiant, Inc.	DE	Watts Regulator Co.	100%
Watts Premier, Inc.	AZ	Watts Regulator Co.	100%
Orion Enterprises, Inc.	KS	Watts Regulator Co.	100%
HF Scientific, Inc.	FL	Watts Regulator Co.	100%
Dormont Manufacturing Company	PA	Watts Regulator Co.	100%
Watts Water Quality and Conditioning Products, Inc.	DE	Watts Regulator Co.	100%
Blue Ridge Atlantic, Inc.	NC	Orion Enterprises, Inc.	100%
Watts Industries (Canada), Inc.	Ontario	Watts Water Technologies, Inc.	100%

Europe & Africa

Name of Subsidiary	Jurisdiction of Organization	Direct Parent(s)	Percentage Ownership 1
Watts Industries Europe BV	Netherlands	Watts Regulator Co.	100%
Watts Intermes GmbH	Austria	Watts Industries Netherlands BV Watts Intermes AG	99% 1%
Watts Industries Belgium Bvba (formerly Watts Ocean NV)	Belgium	Watts Industries Europe BV	100%
Watts Belgium Holding Bvba	Belgium	Watts Industries Europe BV	100%
Watts Microflex NV	Belgium	Watts Belgium Holding Bvba	100%
Watts Industries Bulgaria EAD	Bulgaria	Watts Industries Europe BV	100%
BLÜCHER Metal A/S	Denmark	Watts Denmark Holding ApS	100%

Schedule 5.4 - 1

Watts Denmark Holding ApS	Denmark	Watts Italy Holding S.r.l. Watts Industries Europe BV	35% 65%
BLÜCHER France SARL	France	BLÜCHER Metal A/S	100%
Gripp S.A.S.	France	Watts France Holding S.A.S.	100%
Porquet S.A.S.	France	Watts France Holding S.A.S.	100%
Watts Electronics S.A.S.	France	Watts France Holding S.A.S.	100%
Watts France Holding S.A.S.	France	Watts Industries Europe BV	100%
Watts Industries France S.A.S. (formerly Watts Eurotherm SAS)	France	Watts France Holding S.A.S.	100%
BLÜCHER Beteiligungs GmbH	Germany	BLÜCHER Metal A/S	100%
BLÜCHER Germany GmbH	Germany	BLÜCHER Metal A/S	100%
Watts Germany Holding GmbH	Germany	Watts Industries Europe BV	100%
Watts Industries Deutschland GmbH	Germany	Watts Germany Holding GmbH	100%
Watts Instrumentation GmbH	Germany	Watts Germany Holding GmbH	100%
Giuliani Anello S.r.l.	Italy	Watts Italy Holding S.r.l.	100%
Watts Italy Holding S.r.l.	Italy	Watts Industries Europe BV	100%
Watts Industries Italia S.r.l. (formerly Watts Cazzaniga S.p.A.)	Italy	Watts Italy Holding S.r.l.	100%
Watts Industries Luxembourg	Luxembourg	Watts Industries Belgium Bvba	100%
Watts Industries Netherlands BV (formerly Watts Ocean BV)	Netherlands	Watts Industries Europe BV	100%
BLÜCHER Norway AS	Norway	BLÜCHER Metal A/S	100%
Watts Industries, Sp. Z.o.o	Poland	Watts Industries Europe BV	100%
Watts Industries Iberica SA	Spain	Watts Industries Europe BV	100%
BLÜCHER Sweden AB	Sweden	BLÜCHER Metal A/S	100%
Kim Olofsson Safe Corporation AB	Sweden	Watts Holding Sweden AB	100%
Watts Holding Sweden AB	Sweden	Watts Industries Europe BV	100%
Watts Industries Nordic AB	Sweden	Watts Holding Sweden AB	100%
Watts Intermes AG	Switzerland	Watts Industries Europe BV	100%
Watts Industries Tunisia S.A.S.	Tunisia	Watts Electronics S.A.S.	100%
Actuated Controls Ltd.	United Kingdom	Black Teknigas Limited	100%
Black Automatic Controls Ltd.	United Kingdom	Black Teknigas Limited	100%
Black Teknigas Limited	United Kingdom	Watts Industries U.K. Ltd.	100%
BLÜCHER UK LTD	United Kingdom	BLÜCHER Metal A/S	100%
BM Stainles Steel Drains Limited	United Kingdom	BLÜCHER UK LTD	100%

Schedule 5.4 - 2

Electro Controls Ltd.	United Kingdom	Watts Industries U.K. Ltd.	100%
Teknigas Ltd.	United Kingdom	Black Teknigas Limited	100%
W125	United Kingdom	Watts Industries Europe BV	100%
Watts Industries U.K. Ltd.	United Kingdom	Watts Industries Europe BV	100%
Watts U.K. Ltd.	United Kingdom	Watts Industries Europe BV	100%

China

Name of Subsidiary	Jurisdiction of Organization	Direct Parent(s)	Percentage Ownership1
Tianjin Watts Valve Co. Ltd.	China	Watts Regulator Co.	100%
Watts (Ningbo) International Trading Co., Ltd.	China	Watts Regulator Co.	100%
Watts (Shanghai) Management Company Limited	China	Watts Regulator Co.	100%
Watts Plumbing Technologies (Taizhou) Co. Ltd. (f/k/a Taizhou Shida Plumbing Manufacturing Co. Ltd.)	China	Watts Regulator Co.	100%
Watts Valve (Ningbo) Co., Ltd.	China	Watts Regulator Co.	100%
Watts Valve (Taizhou) Co., Ltd.	China	Watts Regulator Co.	100%

All of the Company’s Subsidiaries are Restricted Subsidiaries.

(a)(ii)  Affiliates

Dormont Manufacturing Company owns an 11.1% equity interest in a U.S. company named Mechline, Inc. and an 11.1% equity interest in a U.K. company named Mechline Developments Limited.

Black Teknigas Limited owns a 49.9% equity interest in Black Teknigas (Far East) Limited, a company organized under the laws of Hong Kong.

As of February 1, 2010, Timothy P. Horne beneficially owned 19.5% of the Company’s class A common stock and 99.0% of the Company’s class B common stock.

1 Certain non-U.S. subsidiaries may have outstanding director qualifying shares as required by local law.

Schedule 5.4 - 3

As of April 13, 2010, Gabelli Funds, LLC, et al. beneficially owned 11.7% of the Company’s class A common stock.

(a)(iii)  Directors and Senior Officers

Name	Office

Patrick S. O’Keefe	Chief Executive Officer, President and Director
William C. McCartney	Chief Financial Officer and Treasurer
J. Dennis Cawte	Group Managing Director, Europe
Ernest E. Elliott	Executive Vice President of Marketing
David J. Coghlan	Chief Operating Officer
Michael P. Flanders	President, Asia
Kenneth R. Lepage	General Counsel, Executive Vice President of Administration and Secretary
Ralph E. Jackson, Jr.	Director
Kenneth J. McAvoy	Director
John K. McGillicuddy	Director
Gordon W. Moran	Non-Executive Chairman of the Board and Director
Robert L. Ayers	Director
Kennett F. Burnes	Director
Richard J. Carthcart	Director

(d)           Restrictions on dividends and distributions

The Credit Agreement dated June 18, 2010, as amended from time to time, by and among the Company, certain subsidiaries of the Company, the lenders named therein, the other parties thereto and Bank of America, N.A., as administrative agent.

Schedule 5.4 - 4

SCHEDULE 5.5

FINANCIAL STATEMENTS

Financial Statements as of and for the (a) fiscal year ended December 31, 2009, included with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and (b) fiscal quarter ended April 4, 2010 included within the Company’s quarterly report on Form 10-Q for the fiscal quarter April 4, 2010.

Schedule 5.4 - 5

SCHEDULE 5.11

LICENSES, PERMITS, ETC.

None

Schedule 5.11

SCHEDULE 5.15

EXISTING DEBT

Company	Description	Rate	Balance (as of 12/31/09 unless otherwise indicated)
Watts Water Technologies, Inc. and subsidiaries	Amended and Restated Credit Agreement, dated as of April 27, 2006 (to be terminated substantially simultaneously with the issuance of the Notes)		Up to $350,000,000
Watts Water Technologies, Inc. and subsidiaries	Credit Agreement, dated as of June 18, 2010		Up to $300,000,000 (as of June 18, 2010)
Watts Water Technologies, Inc. and subsidiaries	Senior Notes due 2020	5.05%	$75,000,000 (as of June 18, 2010)
Watts Water Technologies, Inc. and subsidiaries	Senior Notes due 2016	5.85%	$225,000,000
Watts Water Technologies, Inc. and subsidiaries	Senior Notes due 2013	5.47%	$75,000,000
Watts Water Technologies, Inc. and subsidiaries	Senior Notes due 2010	4.87%	$50,000,000 (repaid in May 2010)
Watts Industries Italia S.r.l.	Ministry of Industry, Commerce	8.49%	$210,123 4/4/10 balance: $199,394
BLÜCHER Metal A/S	Mortgage loan	2.27%	$4,700,915 4/4/10 balance: $4,278,704
Blue Ridge Atlantic, Inc.	Debt secured by lien on van and related property of Blue Ridge Atlantic, Inc. in favor of Ford Credit

Capital Leases
Watts Electronics S.A.S.	Building and related property	Euribor 3M +1.8%	$274,605 **
Watts Electronics S.A.S.	Extension building and related property – Rosieres	Euribor 3M +1.6%	$1,260,678 **
Watts Electronics S.A.S.	Machinery and equipment and related property	3.6%	$27,371 ** [**4/4/10 aggregate balance: $1,408,323]
Gripp S.A.S.	Machinery and equipment and related property	12.1%	$392,558 4/4/10 balance: $199,519

Schedule 5.15 - 1

Porquet S.A.S.	Machinery and equipment and related property	12.97%	$1,775 4/4/10 balance: $0
Watts Industries Italia S.r.l.	Building and related property	Euribor 3M	$11,722,654 4/4/10 balance: $10,916,543
Watts Industries Bulgaria EAD	Machinery and equipment and related property	Euribor 3M +6.65%	$5,798 4/4/10 balance: $0

Letters of Credit/Banker’s Acceptances
Watts Regulator Co.	Commercial letter of credit issued at the request of Watts Regulator Co. for the benefit of Fortune Manufacturing Limited in the face amount of $459,645.38 (as of 6/15/2010).
Watts Water Technologies, Inc.	Letter of credit issued for the benefit of Fortune Mfg. Co. Ltd. in the face amount of $378,155.94 (as of 6/14/2010)
Watts Water Technologies, Inc.	Banker’s acceptance in favor of Fortune Mfg. Co. Ltd. in the face amount of $30,857.06 (as of 6/15/2010)
Watts Water Technologies, Inc.	Banker’s acceptance in favor of Fortune Mfg. Co. Ltd. in the face amount of $8,964.40 (as of 6/15/2010)
Watts Water Technologies, Inc.	Banker’s acceptance in favor of Fortune Mfg. Co. Ltd. in the face amount of $8,750.10 (as of 6/15/2010)
Watts Water Technologies, Inc.	Banker’s acceptance in favor of Fortune Mfg. Co. Ltd. in the face amount of $11,294.40 (as of 6/15/2010)
Watts Water Technologies, Inc.	Banker’s acceptance in favor of Fortune Mfg. Co. Ltd. in the face amount of $21,623.48 (as of 6/15/2010)

Schedule 5.15 - 2

SCHEDULE 10.3

LIENS

Company	Description	Rate	Balance – see schedule 5.15
BLÜCHER Metal A/S	Mortgage loan	2.27%
Watts Electronics S.A.S.	Building and related property	Euribor 3M +1.8%
Watts Electronics S.A.S.	Extension building and related property – Rosieres	Euribor 3M +1.6%
Watts Electronics S.A.S.	Machinery and equipment and related property	3.6%
Gripp S.A.S.	Machinery and equipment and related property	12.1%
Porquet S.A.S.	Machinery and equipment and related property	12.97%
Watts Industries Italia S.r.l.	Building and related property	Euribor 3M
Watts Industries Bulgaria EAD	Machinery and equipment and related property	Euribor 3M +6.65%
Watts Water Technologies, Inc.	Liens on file with the State of Delaware in favor of Marmon/Keystone Corporation on inventory and related property of Marmon/Keystone Corporation on consignment at Watts.
Dormont Manufacturing Company
Liens on file with the State of Pennsylvania in favor of PNC Bank NA and/or JPMorgan Trust Company National Association on assets of Dormont Manufacturing Company.  The indebtedness secured by such liens has been repaid.

HF Scientific, Inc.	Liens on file with the State of Florida in favor of Cardinal Health on assets of HF Scientific, Inc. The indebtedness secured by such liens has been repaid. (Lien terminated in May 2010.)
Watts Water Technologies, Inc. and subsidiaries	Various UCC filings made for protective purposes with respect to operating leases.
Blue Ridge Atlantic, Inc.	Lien in favor of Ford Credit on van and related property of Blue Ridge Atlantic, Inc.

Schedule 10.3 - 1

EXHIBIT 1

[FORM OF SENIOR NOTE]

WATTS WATER TECHNOLOGIES, INC.

5.05% SENIOR NOTE
DUE JUNE 18, 2020

No. R-[_____]	[Date]
$[_______]	PPN: 942749 B*2

FOR VALUE RECEIVED, the undersigned, WATTS WATER TECHNOLOGIES, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, promises to pay to [_____________], or registered assigns, the principal sum of [_______________] ($[___________]) on June 18, 2020, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.05% per annum from the date hereof, payable semiannually, on June 18th and December 18th in each year, commencing with the June 18th or December 18th next succeeding the date hereof (except that the first such payment shall be on December 18, 2010), until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.05% or (ii) 2% over the rate of interest publicly announced by Bank of America, or its successor, from time to time in Chicago, Illinois as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of June 18, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney

Exhibit 1 - 1

duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

Payment of the principal of, and interest and Make-Whole Amount, if any, on this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed pursuant to the terms of a Guaranty dated as of June 18, 2010 of certain Subsidiaries of the Company.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth of Massachusetts excluding choice-of-law principles of the law of such Commonwealth that would require the application of the laws of a jurisdiction other than such Commonwealth.

WATTS WATER TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit 1 - 2

EXHIBIT 4.4(a)(i)

FORM OF OPINION OF COUNSEL
TO THE COMPANY AND THE SUBSIDIARY GUARANTORS

June 18, 2010

To the parties on Schedule A

Ladies and Gentlemen:

We have acted as special counsel to Watts Water Technologies, Inc., a Delaware corporation (the “Company”), Watts Regulator Co., a Massachusetts corporation (“Watts Regulator”), Dormont Manufacturing Company, a Pennsylvania corporation (“Dormont”), Webster Valve, Inc., a New Hampshire corporation (“Webster”), and Watts Water Quality and Conditioning Products, Inc., a Delaware corporation (“WWQCP”), in connection with the preparation, execution and delivery of that certain Note Purchase Agreement of even date herewith (the “Agreement”) made by the Company.  This opinion is being furnished pursuant to Section 4.4 of the Agreement.  Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Agreement.  In rendering the opinions expressed below, we have examined:

a.	the Agreement;

b.	the 5.05% Senior Notes due 2020 in the aggregate principal amount of $75,000,000 of even date herewith issued by the Company to the Purchasers (the “Notes”);

c.	the Subsidiary Guaranty of even date herewith executed by each of the Guarantors (defined below) in favor of the Purchasers (the “Subsidiary Guaranty”);

d.	the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware (the “Company’s Certificate of Incorporation”) as of May 27, 2010;

e.
a Certificate of the Secretary of the Company, dated as of the date hereof, attesting to (i) true, correct and complete copies of the Company’s Certificate of Incorporation, the By-Laws of the Company, and certain resolutions of the board of directors of the Company, as each of the foregoing is in effect on the date hereof, and (ii) the authorization, incumbency and signatures of certain officers of the Company;

To the Parties on Schedule A
June 18, 2010

f.	the Restated Articles of Organization of Watts Regulator, certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts as of May 28, 2010;

g.
a Certificate of the Secretary of Watts Regulator, dated as of the date hereof, attesting to (i) true, correct and complete copies of the Restated Articles of Organization of Watts Regulator, the By-Laws of Watts Regulator and certain resolutions of the board of directors of Watts Regulator, as each of the foregoing is in effect on the date hereof, and (ii) the authorization, incumbency and signatures of certain officers of Watts Regulator;

h.	the Certificate of Incorporation of WWQCP, certified by the Secretary of State of the State of Delaware as of May 27, 2010;

i.
a Certificate of the Secretary of WWQCP, dated as of the date hereof, attesting to (i) true, correct and complete copies of the Certificate of Incorporation of WWQCP, the By-Laws of WWQCP and certain resolutions of the board of directors of WWQCP, as each of the foregoing is in effect on the date hereof, and (ii) the authorization, incumbency and signatures of certain officers of WWQCP;

j.	certificates of legal existence and corporate good standing as set forth on Schedule I hereto; and

k.
a certificate of William C. McCartney, Chief Financial Officer of the Company, as to certain Investment Company Act Matters (the “Investment Company Act Certificate”), and a certificate of William C. McCartney, Chief Financial Officer of the Company as to certain other matters (the “Officer’s Certificate” and together with the Investment Company Act Certificate, the “Officer’s Certificates”).

The documents referred to in clauses (a)-(c) above are referred to collectively as the “Transaction Documents.”  Watts Regulator, Dormont, Webster and WWQCP are referred to individually as a “Guarantor” and collectively as the “Guarantors.”  The Company and the Guarantors are referred to individually as an “Obligor” and collectively as the “Obligors.”  The Company, Watts Regulator and WWQCP are referred to individually as a “DE/MA Obligor” and collectively as the “DE/MA Obligors.”

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity and competence of all individuals, the completeness and accuracy of all corporate records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies of documents submitted to us as copies, and the authenticity of the originals of such latter documents.  We have not reviewed the corporate minute books of any of the Obligors.

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Obligors, upon the representations made to us

To the Parties on Schedule A
June 18, 2010

by one or more officers or employees of the Obligors, upon the representations and warranties of the Obligors and the Purchasers in the Transaction Documents and upon the Officer’s Certificates of the Company  referred to in clause (k) above.  We have not conducted any independent investigation of, or attempted to verify independently, such factual matters.  We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body or agency in any jurisdiction.

For purposes of this opinion, we have assumed that (i) the Transaction Documents and all other instruments executed and delivered in connection therewith have been duly authorized, executed and delivered by all parties thereto other than the DE/MA Obligors, and that all such other parties have all requisite power and authority, and have taken all action necessary, to execute and deliver, and to perform their obligations under, the Transaction Documents and all other instruments executed and delivered in connection therewith, and (ii) no consent, approval, authorization, declaration or filing by or with any governmental commission, board or agency is required by any party to the Transaction Documents other than the DE/MA Obligors for the valid execution and delivery of, and performance of their obligations under, such documents.  We have also assumed that each of the Transaction Documents and all other instruments executed and delivered in connection therewith is the valid and binding obligation of each party thereto other than the Obligors and is enforceable against such other parties in accordance with its respective terms.  We do not render any opinion as to the application of or compliance with any federal or state law or regulation to the power, authority or competence of any party to the Transaction Documents other than the DE/MA Obligors.

We are opining herein solely as to the state laws of the Commonwealth of Massachusetts, the statute codified as 8 Del. C. §§ 101-398 and known as the General Corporation Law of the State of Delaware (the “DGCL Statute”), and the federal laws of the United States of America.  To the extent that any other laws govern any of the matters as to which we are opining herein, we have assumed for the purposes of this opinion, with your permission and without investigation, that such laws are identical to the state laws of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.  We express no opinion herein with respect to compliance by the Obligors with state securities or "blue sky" laws or with any state or federal anti-fraud laws. We have also assumed that in connection with the offer and sale of the Notes, none of the Obligors nor any person acting on their behalf has engaged in any form of “general solicitation or general advertising” within the meaning contemplated by Rule 502(c) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The opinions expressed in paragraph 1 below, insofar as they relate to the legal existence and good standing of the Obligors, are based solely upon the certificates referred to in clause (j) above, are rendered as of the respective dates of such certificates, and are limited accordingly.  We express no opinion as to the tax good standing of any of the Obligors in any jurisdiction.

For the purposes of the opinions contained in paragraph 9 below, we are relying solely on the facts set forth in the Investment Company Act Certificate referred to in clause (k) above.  For the purposes of the opinions contained in paragraph 10 below, we have assumed that the Company shall at all times be in compliance with Section 5.14 of the Agreement.

To the Parties on Schedule A
June 18, 2010

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general principles of equity, including the availability of any equitable or specific remedy, or the successful assertion of any equitable defense.  We assume that (i) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Transaction Documents, and (ii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, vary, supplement or qualify the terms of the Transaction Documents.  We also express no opinion herein as to any provision of any Transaction Document (a) which may be deemed or construed to waive any right of any Obligor, (b) to the effect that rights and remedies are not exclusive, and to the effect that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of a Transaction Document on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, (f) which provides that the terms of any Transaction Document may not be waived or modified except in writing, (g) relating to choice of law or consent to jurisdiction, (h) purporting to establish evidentiary standards, or (i) purporting to charge interest on interest.

We have assumed for the purposes of our opinion that each Purchaser is subject to control, regulation or examination by a state or federal regulatory agency within the meaning of Section 49(e) of Chapter 271 of the Massachusetts General Laws or is in compliance with Section 49(d) of Chapter 271 of the Massachusetts General Laws.  The opinions expressed below are qualified to the extent that a Purchaser could be barred from maintaining an action or obtaining a recovery in the courts of the Commonwealth of Massachusetts if such Purchaser is transacting business therein (within the meaning of Massachusetts General Laws, Chapter 156D) without complying with the requirements of Massachusetts General Laws, Chapter 156D.

For purposes of our opinions rendered below, and without limiting any other comments and qualifications set forth herein, insofar as they relate to the enforceability against the Guarantors, we have assumed that each Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations or undertakings in connection with the transactions contemplated by the Transaction Documents to which it is a party, and that prior to and after consummation of the transactions contemplated by the Transaction Documents to which it is a party, each Guarantor is not insolvent, rendered insolvent or left with unreasonably small capital within the meaning of 11 U.S.C. § 548 and Massachusetts General Laws, Chapter 109A, § 1 et seq.  With respect to our opinions below, we have assumed that the execution and delivery of the Transaction Documents and consummation of the transactions contemplated thereby is necessary or convenient to the conduct, promotion or attainment of the business and the carrying out of the business and affairs of the Company and of each Guarantor under the DGCL Statute § 122(13) or Massachusetts General Laws, Chapter. 156D §3.02(b), as applicable.

To the Parties on Schedule A
June 18, 2010

For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by each of the Obligors of their respective obligations under the Transaction Documents will be identical to the facts and law governing its performance on the date of this opinion.

Based upon and subject to the foregoing, it is our opinion that:

1.
Each of the Company and WWQCP is a corporation validly existing and in good standing under the laws of the Commonwealth of Delaware.  Watts Regulator is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  Dormont is a corporation validly existing and in good standing under the laws of the State of Pennsylvania.  Webster is a corporation validly existing and in good standing under the laws of the State of New Hampshire.  Each of the DE/MA Obligors has all requisite corporate power and authority to conduct its business as it is, to our knowledge, currently conducted.

2.
Each DE/MA Obligor has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.

3.
The execution, delivery and performance by each DE/MA Obligor of each Transaction Document to which it is a party have been duly authorized by all necessary corporate action on the part of such DE/MA Obligor.

4.
Each of the Transaction Documents has been duly executed and delivered by each Obligor party thereto, and constitutes the valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its respective terms.

5.
Based on the representations set forth in the Agreement, the offer, issuance and sale of the Notes and the delivery of the Subsidiary Guaranty are exempt from registration under the Securities Act of 1933, as amended, and do not require qualification of an indenture under the Trust Indenture Act of 1939, as amended.

6.
Except for the Company’s filing in a timely manner of a Form D with the Securities and Exchange Commission (the “Form D Filing”), no authorization, approval or consent of, and no designation, filing, declaration, registration and/or qualification with, any U.S. federal or Massachusetts state governmental or regulatory authority or agency is required on the part of the Company in connection with the execution and delivery by the Company of the Agreement and the consummation of the transactions contemplated thereby, or the offer, issuance and sale by the Company of the Notes, and, except for the Form D Filing, no authorization, approval or consent of, and no designation, filing, declaration, registration and/or qualification with, any U.S. federal or Massachusetts state governmental or regulatory authority or agency is required on the part of any Guarantor in connection with the execution and delivery of the Subsidiary Guaranty by any Guarantor or the consummation of the transactions contemplated thereby.

To the Parties on Schedule A
June 18, 2010

7.
The issuance and sale of the Notes by the Company, the execution and delivery by the Company of the Notes and the Agreement and the consummation of the transactions contemplated by the Agreement do not result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien on, the property of the Company pursuant to the provisions of the Company’s Certificate of Incorporation or By-Laws.  The issuance and sale of the Notes by the Company, the execution and delivery by the Company of the Notes and the Agreement and the consummation of the transactions contemplated thereby do not result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien on, the property of the Company or any Subsidiary pursuant to (i) any loan agreement to which the Company or any Subsidiary is a party or by which any of them or their property is bound that is filed (or incorporated by reference) as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year end December 31, 2009, or any other report or registration statement that has been subsequently filed by the Company with the Securities and Exchange Commission prior to the date hereof (collectively, the “Form 10-K”), (ii) any other Material agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their property is bound that is filed (or incorporated by reference) as an exhibit to the Form 10-K, or (iii) any state laws of the Commonwealth of Massachusetts, the DGCL Statute or the federal laws of the United States of America applicable to the Company or any Subsidiary.

8.
The execution and delivery of the Subsidiary Guaranty by the DE/MA Obligors party thereto and the consummation of the transactions contemplated thereby will not result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien on, the property of such DE/MA Obligor pursuant to the provisions of its respective certificate of incorporation or articles of organization or bylaws.  The execution and delivery of the Subsidiary Guaranty by the Guarantors and the consummation of the transactions contemplated thereby will not result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien on, the property of any Guarantor pursuant to the provisions of (i) any loan agreement to which it is a party or by which it or its property is bound that is filed (or incorporated by reference) as an exhibit to the Form 10-K, (ii) any other Material agreement or instrument to which it is a party or by which it or its property is bound that is filed (or incorporated by reference) as an exhibit to the Form 10-K, (iii) any state laws of the Commonwealth of Massachusetts or federal laws of the United States of America applicable to the Guarantors, or (iv) with respect to WWQCP, the DGCL Statute.

To the Parties on Schedule A
June 18, 2010

9.	Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

10.
The issuance of the Notes and the intended use of the proceeds of the sale of the Notes as contemplated under the Agreement do not violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.  This opinion is based upon currently existing facts, statutes, rules, regulations and judicial decisions, and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is rendered only to the Purchasers and is solely for the benefit of the Purchasers and their permitted successors and assigns in connection with the consummation of the transactions contemplated by the Transaction Documents, and may not be used for any other purpose, nor may this opinion be furnished to, quoted to or relied upon by any other person for any purpose, without our prior written consent, provided, however, this opinion may be disclosed to but not relied upon by (a) prospective assignees of the addressees hereof, (b) legal counsel for any addressee or prospective assignee thereof, (c) regulatory authorities having jurisdiction over any of the addressees hereof or their successors and assigns, and (d) third parties pursuant to valid legal process, in each case, without our prior consent.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	______________________
John D. Sigel, a Partner

Schedule A

Opinion Addressees

Metropolitan Life Insurance Company
General American Life Insurance Company
MetLife Insurance Company of Connecticut
Employers Reassurance Company
Connecticut General Life Insurance Company
Life Insurance Company of North America
American United Life Insurance Company
The State Life Insurance Company
Assurity Life Insurance Company

Exhibit 4.4(a)(i) - 1

Schedule I

Good Standing and Legal Existence Certificates

Certificate of legal existence and good standing of Watts Water Technologies, Inc., issued by the Secretary of State of the State of Delaware on June 8, 2010.

Certificate of legal existence and good standing of Watts Water Technologies, Inc., issued by the Secretary of the Commonwealth of the Commonwealth of Massachusetts on June 7, 2010.

Certificate of legal existence and good standing of Watts Regulator Co., issued by the Secretary of the Commonwealth of the Commonwealth of Massachusetts on June 7, 2010.

Certificate of legal existence and good standing of Webster Valve, Inc., issued by the Secretary of State of the State of New Hampshire on June 8, 2010.

Certificate of legal existence and good standing of Dormont Manufacturing Company, issued by Secretary of the Commonwealth of the Commonwealth of Pennsylvania on June 9, 2010.

Certificate of legal existence and good standing of Watts Water Quality and Conditioning Products, Inc. issued by the Secretary of State of the State of Delaware on June 8, 2010.

Exhibit 4.4(a)(i) - 2

EXHIBIT 4.4(a)(ii)

FORM OF OPINION OF KENNETH R. LEPAGE,
GENERAL COUNSEL OF THE COMPANY

The opinion of Kenneth R. Lepage, General Counsel to the Company, shall be to the effect that:

1.           To the best of my knowledge, the issuance and sale of the Notes by the Company, the execution and delivery by the Company of the Notes and the Agreement, the execution and delivery by the Guarantors of the Subsidiary Guaranty and the consummation of the transactions contemplated thereby do not result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien on, the property of the Company or any Subsidiary pursuant to any order, writ, injunction or decree of any court or Governmental Authority applicable to the Company.

2.           Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year end December 31, 2009, or any other report or registration statement subsequently filed by the Company with the Securities and Exchange Commission (the “Form 10-K”), there are no private or governmental litigation matters, proceedings or investigations pending or, to the best of my knowledge, threatened against the Company, that are likely to result, individually or in the aggregate, in a Material Adverse Effect.

Exhibit 4.4(a)(ii)

EXHIBIT 4.4(b)
FORM OF OPINION OF SPECIAL COUNSEL
TO THE PURCHASERS

June 18, 2010

To each of the Purchasers listed on the attached Annex 1

Re:      Watts Water Technologies, Inc.
$75,000,000 5.05% Senior Notes due June 18, 2020

Ladies and Gentlemen:

We have acted as special counsel to each of you (collectively, the “Purchasers”) in connection with that certain Note Purchase Agreement, dated as of June 18, 2010 (the “Note Purchase Agreement”), between Watts Water Technologies, Inc., a Delaware corporation (the “Company”), and each of the Purchasers, which provides, among other things, for the issuance and sale by the Company of the Company’s 5.05% Senior Notes due June 18, 2020, in the aggregate principal amount of $75,000,000 (the “Notes”).

The capitalized terms used herein and not defined herein have the meanings assigned to them by or pursuant to the terms of the Note Purchase Agreement.  This opinion is delivered to each of the Purchasers pursuant to Section 4.4(b) of the Note Purchase Agreement.  Our representation of the Purchasers has been as special counsel for the purposes stated above.

In connection with this opinion, we have examined originals or copies of the following documents:

(i)           the Note Purchase Agreement;

(ii)         the Notes;

(iii)         a guaranty agreement, dated as of the date hereof (collectively, the “Guaranty Agreement”) executed and delivered by certain Subsidiaries (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with the Company, collectively, the “Obligors”) in favor of each of the Purchasers;

(iv)         a certificate of the Secretary of the Company, dated the date hereof, delivered pursuant to Section 4.3(b) of the Note Purchase

To each of the Purchasers listed on the attached Annex 1
June 18, 2010

Agreement certifying, among other things, that the attached certificate of incorporation, as certified by the Delaware Secretary of State and by-laws of the Company (the “Company’s Governing Documents”), and those certain resolutions passed by the Board of Directors of the Company authorizing participation in the transactions contemplated by the Financing Documents (as hereinafter defined) to which it is a party, are true, complete and correct copies thereof and are in full force and effect, and as to the incumbency and specimen signatures of certain officers;

(v)           a certificate of the Secretary of each Subsidiary Guarantor, dated the date hereof, delivered pursuant to Section 4.3(b) of the Note Purchase Agreement certifying, among other things, that the attached articles of organization and operating agreement or other governing documents of such Subsidiary Guarantor and those certain resolutions passed by the Board of Directors of such Subsidiary Guarantor authorizing participation in the transactions contemplated by the Financing Documents to which such Subsidiary Guarantor is a party, are true, complete and correct copies thereof and are in full force and effect, and as to the incumbency and specimen signatures of certain officers;

(vi)           an Officer’s Certificate of the Company, dated the date hereof, with respect to the matters set forth therein, delivered pursuant to Section 4.3(a) of the Note Purchase Agreement;

(vii)            the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company and the Subsidiary Guarantors, dated the date hereof and delivered to the Purchasers pursuant to Section 4.4(a)(i) of the Note Purchase Agreement;

(viii)           the opinion of Kenneth R. Lepage, General Counsel of the Company, dated the date hereof and delivered to the Purchasers pursuant to Section 4.4(a)(ii) of the Note Purchase Agreement;

(ix)           a letter of even date herewith from J.P. Morgan Securities, Inc. addressed to us and certain others as to the manner of offering the Notes (the “Offeree Letter”);

(x)           a cross receipt acknowledging payment and receipt of the purchase price for the Notes (the “Cross Receipt”); and

(xi)           a certificate of legal existence and good standing of the Company issued by the Secretary of State of the State of Delaware on June 8, 2010.

To each of the Purchasers listed on the attached Annex 1
June 18, 2010

The documents specified in clauses (i) through (iii) hereof, inclusive, are referred to herein, collectively, as the “Financing Documents.”  This opinion is based entirely upon our examination of the documents listed in the preceding paragraph and we have made no other documentary review or investigation for purposes of this opinion.  Based on such investigation as we have deemed appropriate, the opinions referred to in clauses (vii) and (viii) above are satisfactory in form and scope to us, and, in our opinion, you are justified in relying thereon.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with the Purchasers’ permission, entirely upon (1) the representations and warranties of the Obligors and the Purchasers set forth in the Note Purchase Agreement and the Guaranty Agreement, and (2) the correctness of all statements set forth in the certificates described in clauses (iv) through (vi) above and the Offeree Letter, and we have assumed, without independent inquiry, the accuracy of such representations, warranties and statements.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, the legal competence of each individual executing any document and, except for such matters as are expressly provided in paragraph (h) as to which we render our opinions in paragraph 1 below, that each Person executing the Financing Documents validly exists, has the power, authority and legal right under its articles or certificate of incorporation, by-laws or operating agreement and other governing organizational documents, and under applicable corporate or other enterprise legislation and other applicable laws, as the case may be, to enter into and perform its obligations under the Financing Documents, and is qualified to do business and in good standing under the laws of its jurisdiction of incorporation or organization and each jurisdiction where such qualification is required generally or is necessary in order for such party to enforce its rights under such documents, and that such documents have been duly authorized, executed and delivered by, and, as to Persons other than the Obligors, are binding upon and enforceable against, such Persons.

For purposes of this opinion, we have made such examination of law as we have deemed necessary.  This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts by courts located in Massachusetts without regard to choice of law, the Delaware General Corporation Law, and the federal laws of the United States of America (in each case, except for federal and state tax, energy, utilities, national security, anti-terrorism, anti-

To each of the Purchasers listed on the attached Annex 1
June 18, 2010

money laundering or antitrust laws, as to which we express no opinion in this letter), and we express no opinion as to the laws of any other jurisdiction.  Our opinion in paragraph 5 below is based solely on a review of the Company’s Governing Documents.  We have not made any analysis of the internal substantive law of Delaware, including statutes, rules or regulations or any interpretations thereof by any court, administrative body, or other Governmental Authority, and we express no opinion in paragraph 5 below as to the internal substantive law of Delaware.  We note that the Financing Documents contain provisions stating they are to be governed by the laws of the Commonwealth of Massachusetts.  No opinion is given herein as to any choice of law provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Financing Documents.  Except as set forth in paragraph 4 below, we express no opinions as to any securities or “blue sky” laws of any jurisdiction.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to the Purchasers:

(a)           We have assumed without any independent investigation (i) that the execution, delivery and performance by each of the parties thereto of the Financing Documents do not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document (other than the Company's Governing Documents) of the Company, any order, judgment, arbitration award or stipulation, or any agreement, to which any of such parties is a party or is subject or by which any of the properties or assets of any of such parties is bound, (ii) that the statements regarding delivery and receipt of documents and funds referred to in the Cross Receipt between the Purchasers and the Company are true and correct, and (iii) that the Financing Documents are valid and binding obligations of each party thereto to the extent that laws other than those of the Commonwealth of Massachusetts are relevant thereto (other than the laws of the United States of America, but only to the limited extent the same may be applicable to the Obligors and relevant to our opinions expressed below).

(b)           The enforcement of any obligations of any Person under the Financing Documents or otherwise may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers

To each of the Purchasers listed on the attached Annex 1
June 18, 2010

of debtors’ or guarantors’ rights), and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of any Person, whether under the Financing Documents or otherwise.

(c)           We express no opinion as to the availability of any specific or equitable relief of any kind.

(d)           The enforcement of any of the Purchasers’ rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and will be subject to a duty to act in a commercially reasonable manner.

(e)           We express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of the Subsidiary Guarantors or any other applicable guarantor, joint obligor, surety, accommodation party or other secondary obligor.

(f)           We express no opinion as to the enforceability of any particular provision of any of the Financing Documents relating to or constituting (i) waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process, (ii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iii) waiver or variations of legal provisions or rights that are not capable of waiver or variation under applicable law, (iv) exculpation or exoneration clauses, clauses relating to rights of indemnity or contribution, and clauses relating to releases or waivers of unmatured claims or rights or (v) the imposition or collection of interest or overdue interest  or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amounts which may be held by an court to be a “penalty” or “forfeiture.”

(g)           Our opinion in paragraph 6 below is based solely on a review of generally applicable federal laws of the United States of America and on the opinion of Wilmer Cutler Pickering Hale and Dorr LLP referred to in clause (vii) above as to generally applicable laws of the Commonwealth of Massachusetts, and not on any search with respect to, or review of, any orders, decrees, judgments or other determinations specifically applicable to any Obligor.

To each of the Purchasers listed on the attached Annex 1
June 18, 2010

(h)           We have relied with your permission upon the opinion given by Wilmer Cutler Pickering Hale and Dorr LLP referred to in clause (vii) above as to good standing, existence, power and authority of each Obligor and the authorization, execution and delivery by each Obligor of the Financing Documents to which it is a party and as to all matters of Massachusetts and Delaware law, including but not limited to the Massachusetts law opinions in paragraphs 2, 3 and 6 below.  We assume each Purchaser (i) has not knowingly contracted for, charged, taken or received, directly or indirectly, interest and expenses (as such terms are used in Massachusetts General Laws, Chapter 271, Section 49) the aggregate of which exceeds twenty percent per annum or the equivalent rate for a longer or shorter period upon the applicable sum loaned by it to the Company and (ii) is subject to control, regulation or examination by a state or federal regulation authority within the meaning of Massachusetts General Laws, Chapter 271, Section 49.

    (i)      We express no opinion as to the effect of events, acts or omissions occurring, circumstances arising, or changes of law becoming effective or occurring after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based upon the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.           The Company is a corporation validly existing in good standing under the laws of the State of Delaware, with requisite corporate power and authority to enter into this Agreement and to issue the Notes.

2.           The Note Purchase Agreement and the Notes constitute the legal, valid and binding agreements of, the Company, enforceable in accordance with their respective terms.

3.           The Subsidiary Guaranty constitutes the legal, valid and binding agreement of each Subsidiary Guarantor, enforceable in accordance with its terms.

4.           The offer, sale and delivery of the Notes and delivery of the Subsidiary Guaranty by the applicable Obligors each on the date hereof do not require the registration of the Notes or the Subsidiary Guaranty under the Securities Act of 1933, as amended, nor the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

To each of the Purchasers listed on the attached Annex 1
June 18, 2010

5.           The issuance and sale of the Notes and compliance with the terms and provisions of the Notes and the Note Purchase Agreement do not conflict with or result in any breach of any of the provisions of the Company’s Governing Documents.

6.           No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any Federal or Massachusetts state governmental body is required under Federal or Massachusetts law in connection with the execution and delivery of the Note Purchase Agreement or the Notes by the Company.

To each of the Purchasers listed on the attached Annex 1
June 18, 2010

This opinion is delivered solely to the Purchasers and for the Purchasers’ benefit in connection with the Financing Documents and may not be relied upon by the Purchasers for any other purpose or relied upon by any other person or entity (other than future holders of Notes acquired in accordance with the terms of the Note Purchase Agreement) for any reason without our prior written consent.

Very truly yours,

BINGHAM McCUTCHEN LLP

ANNEX 1

Purchasers

Metropolitan Life Insurance Company
General American Life Insurance Company
MetLife Insurance Company of Connecticut
Employers Reassurance Company
Connecticut General Life Insurance Company
Life Insurance Company of North America
American United Life Insurance Company
The State Life Insurance Company
Assurity Life Insurance Company

Exhibit 4.4(b)

EXHIBIT B-1

[FORM OF SUBSIDIARY GUARANTY]

THIS GUARANTY (this “Guaranty”) dated as of June 18, 2010 is made by the undersigned (each, a “Guarantor”), in favor of the holders from time to time of the Notes hereinafter referred to, including each purchaser named in the Note Purchase Agreement hereinafter referred to, and their respective successors and assigns (collectively, the “Holders” and each individually, a “Holder”).

W I T N E S S E T H:

WHEREAS, WATTS WATER TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and the initial Holders have entered into a Note Purchase Agreement dated as of June 18, 2010 (the Note Purchase Agreement, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and in effect, the “Note Purchase Agreement”);

WHEREAS, the Note Purchase Agreement provides for the issuance by the Company of $75,000,000 aggregate principal amount of Notes (as defined in the Note Purchase Agreement);

WHEREAS, the Company owns, directly or indirectly, all or a substantial portion of the issued and outstanding capital stock or partnership interests of each Guarantor and, by virtue of such ownership and otherwise, each Guarantor will derive substantial benefits from the issuance and sale of the Company’s Notes;

WHEREAS, it is a condition precedent to the obligation of the Holders to purchase the Notes that each Guarantor shall have executed and delivered this Guaranty to the Holders; and

WHEREAS, each Guarantor desires to execute and deliver this Guaranty to satisfy the conditions described in the preceding paragraph;

NOW, THEREFORE, in consideration of the premises and other benefits to each Guarantor, and of the purchase of the Company’s Notes by the Holders, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Guarantor makes this Guaranty as follows:

SECTION 1.  Definitions.  Any capitalized terms not otherwise herein defined shall have the meanings attributed to them in the Note Purchase Agreement.

SECTION 2.  Guaranty.  Each Guarantor, jointly and severally with each other Guarantor, unconditionally and irrevocably guarantees to the Holders the due, prompt and complete payment by the Company of the principal of, Make-Whole Amount, if any, and interest on, and each other amount due under, the Notes or the Note Purchase Agreement, when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by declaration or otherwise) in accordance with the terms of the Notes and the Note Purchase Agreement (the Notes and the Note Purchase Agreement being sometimes

Exhibit B-1 - 1

hereinafter collectively referred to as the “Note Documents” and the amounts payable by the Company under the Note Documents, and all other monetary obligations of the Company thereunder (including any attorneys’ fees and expenses), being sometimes collectively hereinafter referred to as the “Obligations”).  This Guaranty is a guaranty of payment and not just of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Company or upon any other event, contingency or circumstance whatsoever.  If for any reason whatsoever the Company shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable, each Guarantor, without demand, presentment, protest or notice of any kind, will forthwith pay or cause to be paid such amounts to the Holders under the terms of such Note Documents, in lawful money of the United States, at the place specified in the Note Purchase Agreement, or perform or comply with the same or cause the same to be performed or complied with, together with interest (to the extent provided for under such Note Documents) on any amount due and owing from the Company.  Each Guarantor, promptly after demand, will pay to the Holders the reasonable costs and expenses of collecting such amounts or otherwise enforcing this Guaranty, including the reasonable fees and expenses of counsel.  Notwithstanding the foregoing, the right of recovery against each Guarantor under this Guaranty is limited to the extent it is judicially determined with respect to any Guarantor that entering into this Guaranty would violate Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law, in which case such Guarantor shall be liable under this Guaranty only for amounts aggregating up to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.

SECTION 3.  Guarantor’s Obligations Unconditional.  The obligations of each Guarantor under this Guaranty shall be primary, absolute and unconditional obligations of each Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim each Guarantor or any other person may have against the Company or any other person, and to the full extent permitted by applicable law shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not each Guarantor or the Company shall have any knowledge or notice thereof), including:

(a)           any termination, amendment or modification of or deletion from or addition or supplement to or other change in any of the Note Documents or any other instrument or agreement applicable to any of the parties to any of the Note Documents;

(b)           any furnishing or acceptance of any security, or any release of any security, for the Obligations, or the failure of any security or the failure of any person to perfect any interest in any collateral;

(c)           any failure, omission or delay on the part of the Company to conform or comply with any term of any of the Note Documents or any other instrument or agreement referred to in paragraph (a) above, including, without limitation, failure to give notice to any Guarantor of the occurrence of a “Default” or an “Event of Default” under any Note Document;

Exhibit B-1 - 2

(d)           any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Note Document, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of any of the Note Documents or any other instrument or agreement referred to in paragraph (a) above or any obligation or liability of the Company, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such instrument or agreement or any such obligation or liability;

(e)           any failure, omission or delay on the part of any of the Holders to enforce, assert or exercise any right, power or remedy conferred on such Holder in this Guaranty, or any such failure, omission or delay on the part of such Holder in connection with any Note Document, or any other action on the part of such Holder;

(f)           any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Company, any Guarantor or to any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(g)           any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Note Documents or any other agreement or instrument referred to in paragraph (a) above or any term hereof;

(h)           any merger or consolidation of the Company or any Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of the Company or any Guarantor to any other person;

(i)           any change in the ownership of any shares of capital stock of the Company or any change in the corporate relationship between the Company and any Guarantor, or any termination of such relationship;

(j)           any release or discharge, by operation of law, of any Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; or

(k)           any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against any Guarantor.

SECTION 4.  Full Recourse Obligations.  The obligations of each Guarantor set forth herein constitute the full recourse obligations of such Guarantor enforceable against it to the full extent of all its assets and properties.

Exhibit B-1 - 3

SECTION 5.  Waiver.  Each Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in Section 3, (b) notice to such Guarantor of the incurrence of any of the Obligations, notice to such Guarantor or the Company of any breach or default by such Company with respect to any of the Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of the Holders against such Guarantor, (c) presentment to or demand of payment from the Company or the Guarantor with respect to any amount due under any Note Document or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion or exercise by any of the Holders of any right, power, privilege or remedy conferred in the Note Purchase Agreement or any other Note Document or otherwise, (e) any requirement of diligence on the part of any of the Holders, (f) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any Note Document, (g) any notice of any sale, transfer or other disposition by any of the Holders of any right, title to or interest in the Note Purchase Agreement or in any other Note Document and (h) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against such Guarantor.

SECTION 6.  Subrogation, Contribution, Reimbursement or Indemnity.  Until all Obligations have been indefeasibly paid in full, each Guarantor agrees not to take any action pursuant to any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, as amended, including Section 509 thereof, under common law or otherwise) of any of the Holders against the Company or against any collateral security or guaranty or right of offset held by the Holders for the payment of the Obligations. Until all Obligations have been indefeasibly paid in full, each Guarantor agrees not to take any action pursuant to any contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Company which may have arisen in connection with this Guaranty.  So long as the Obligations remain, if any amount shall be paid by or on behalf of the Company to any Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Holders (duly endorsed by such Guarantor to the Holders, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Holders may determine.  The provisions of this paragraph shall survive the term of this Guaranty and the payment in full of the Obligations.

SECTION 7.  Effect of Bankruptcy Proceedings, etc.  This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to any of the Holders pursuant to the terms of the Note Purchase Agreement or any other Note Document is rescinded or must otherwise be restored or returned by such Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or other person or any substantial part of its property, or otherwise, all as though such payment had not been made.  If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against the Company or any other person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guaranty

Exhibit B-1 - 4

and its obligations hereunder, the maturity of the principal amount of the Notes and all other Obligations shall be deemed to have been accelerated with the same effect as if any Holder had accelerated the same in accordance with the terms of the Note Purchase Agreement or other applicable Note Document, and such Guarantor shall forthwith pay such principal amount, Make-Whole Amount, if any, and interest thereon and any other amounts guaranteed hereunder without further notice or demand.

SECTION 8.  Term of Agreement.  This Guaranty and all guaranties, covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until the earlier to occur of (i) such time as all of the Obligations shall be paid and performed in full and all of the agreements of such Guarantor hereunder shall be duly paid and performed in full and (ii) such Guarantor is released by the Holders.

SECTION 9.  Representations and Warranties.  Each Guarantor represents and warrants to each Holder that:

(a)           such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b)           such Guarantor has the requisite power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary action to authorize its execution, delivery and performance of this Guaranty;

(c)           this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d)           the execution, delivery and performance of this Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under any indenture, mortgage, deed of trust, loan, credit agreement, corporate charter or by-laws, or any other agreement evidencing Debt, (ii) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under, any other agreement or instrument to which such Guarantor is bound or by which such Guarantor or any of its properties may be bound or affected, except as would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor, except as would not reasonably be expected to have a Material Adverse Effect, or (iv) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor, except as would not reasonably be expected to have a Material Adverse Effect;

Exhibit B-1 - 5

(e)           no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty;

(f)           except as disclosed in writing to the Holders, no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or any of its properties or revenues (i) with respect to this Guaranty or any of the transactions contemplated hereby or (ii) which would reasonably be expected to have a Material Adverse Effect;

(g)           such Guarantor (after giving due consideration to any rights of contribution) has received fair consideration and reasonably equivalent value for the incurrence of its obligations hereunder or as contemplated hereby and after giving effect to the transactions contemplated herein, (i) the fair value of the assets of such Guarantor (both at fair valuation and at present fair saleable value) exceeds its liabilities, (ii) such Guarantor is able to and expects to be able to pay its debts as they mature, and (iii) such Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

SECTION 10.  Notices.  All notices and communications provided for hereunder shall be in writing and sent by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or by registered or certified mail with return receipt requested (postage prepaid), or by a recognized overnight delivery service (with charges prepaid) (a) if to the Company or any Holder at the address set forth in the Note Purchase Agreement or (b) if to a Guarantor, in care of the Company at the Company’s address set forth in the Note Purchase Agreement, or in each case at such other address as the Company, any Holder or such Guarantor shall from time to time designate in writing to the other parties.  Any notice so addressed shall be deemed to be given when actually received.

SECTION 11.  Survival.  All warranties, representations and covenants made by each Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by any of the Holders.  All statements in any such certificate or other instrument shall constitute warranties and representations by such Guarantor hereunder.

SECTION 12.  Submission to Jurisdiction.  Each Guarantor irrevocably submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and of the courts of the United States of America having jurisdiction in the Commonwealth of Massachusetts for the purpose of any legal action or proceeding in any such court with respect to, or arising out of, this Guaranty, the Note Purchase Agreement or the Notes.  Each Guarantor consents to process being served in any suit, action or proceeding by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested.  Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Guarantor.

Exhibit B-1 - 6

SECTION 13.  Miscellaneous.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, each Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect.  The terms of this Guaranty shall be binding upon, and inure to the benefit of, each Guarantor and the Holders and their respective successors and assigns.  No term or provision of this Guaranty may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each Guarantor and the Required Holders.  The section and paragraph headings in this Guaranty are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty.  This Guaranty shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, including all matters of construction, validity and performance.

Exhibit B-1 - 7

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed as of the day and year first above written.

WATTS REGULATOR CO.

By: ________________________________
Name:
Title:

WATTS WATER QUALITY AND CONDITIONING PRODUCTS, INC.

By: ________________________________
Name:
Title:

DORMONT MANUFACTURING COMPANY

By: ________________________________
Name:
Title:

WEBSTER VALVE, INC.

By: ________________________________
Name:
Title:

Exhibit B-1 - 8

FORM OF JOINDER TO SUBSIDIARY GUARANTY

The undersigned (the “Guarantor”), joins in the Subsidiary Guaranty dated as of June 18, 2010 from the Guarantors named therein in favor of the Holders, as defined therein, and agrees to be bound by all of the terms thereof and represents and warrants to the Holders that:

(a)           the Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b)           the Guarantor has the requisite power and authority and the legal right to execute and deliver this Joinder to Subsidiary Guaranty (“Joinder”) and to perform its obligations hereunder and under the Subsidiary Guaranty and has taken all necessary action to authorize its execution and delivery of this Joinder and its performance of the Subsidiary Guaranty;

(c)           the Subsidiary Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d)           the execution, delivery and performance of this Joinder will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under any indenture, mortgage, deed of trust, loan, credit agreement, corporate charter or by-laws, or any other agreement evidencing Debt, (ii) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under, any other agreement or instrument to which such Guarantor is bound or by which such Guarantor or any of its properties may be bound or affected, except as would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor, except as would not reasonably be expected to have a Material Adverse Effect, or (iv) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor, except as would not reasonably be expected to have a Material Adverse Effect;

(e)           no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Joinder;

(f)           except as disclosed in writing to the Holders, no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or any of its properties or revenues (i) with respect to this Joinder, the Subsidiary Guaranty or any of the transactions contemplated hereby or (ii) that would reasonably be expected to have a Material Adverse Effect;

Exhibit B-1 - 9

(g)           such Guarantor (after giving due consideration to any rights of contribution) has received fair consideration and reasonably equivalent value for the incurrence of its obligations hereunder or as contemplated hereby and after giving effect to the transactions contemplated herein, (i) the fair value of the assets of such Guarantor (both at fair valuation and at present fair saleable value) exceeds its liabilities, (ii) such Guarantor is able to and expects to be able to pay its debts as they mature, and (iii) such Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

Capitalized Terms used but not defined herein have the meanings ascribed in the Subsidiary Guaranty.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to Subsidiary Guaranty to be duly executed as of __________, ____.

[Name of Guarantor]

By:
Name:
Title:

Exhibit B-1 - 10